Exhibit 3.3

RESTATED CERTIFICATE OF INCORPORATION

OF

HUNTING DOG CAPITAL CORP.

(a Delaware corporation)

Hunting Dog Capital Corp. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.           The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 28, 2015.

2.           This Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

3.           The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

NAME

The name of the Corporation is Hunting Dog Capital Corp.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITALIZATION

A.          Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is 100,000,000 shares, par value $0.01 per share (the “Common Stock”).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

B.          Voting Rights of Common Stock. Except as otherwise required by law, each holder of Common Stock shall be entitled to vote at all meetings of the stockholders, and shall have one vote for each share of Common Stock held by such stockholder.

ARTICLE V

BOARD OF DIRECTORS

A.          Management by Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by law, this Certificate of Incorporation, or the bylaws of the Corporation (the “Bylaws”) required to be done by the stockholders.

B.          Number of Directors and Manner of Acting. The number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board; provided, however, that the number of directors shall not be less than three (3) nor more than fifteen (15). The term “Whole Board” at any time shall mean the total number of authorized directors fixed at the time. A majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and, except as otherwise expressly required by law or the Bylaws, the act of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

C.          Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause shall, unless otherwise required by law, be appointed by majority vote of the directors then in office, or by the sole remaining director, and shall not be filled by stockholders. Directors so appointed shall serve for a term expiring at the annual meeting of stockholders at which the term of office to which they have been appointed expires, and shall hold office until such director’s successor has been duly elected and qualified, or until his or her earlier death, resignation, or removal.

D.          Removal of Directors. Any director or the entire Board of Directors may be removed from office at any time, at a meeting of stockholders called for that purpose, but only for cause and only by the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

E.           Written Ballot Not Required. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall otherwise provide.

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F.           Bylaws. The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, which shall require the approval of a majority of the Whole Board. Furthermore, stockholders shall also have power to adopt, amend or repeal the Bylaws by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-⅔%) of the voting power of the issued and outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VI

LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION AND ADVANCEMENT OF EXPENSES OF DIRECTORS AND OFFICERS

A.          Limitation of Director Liability. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

B.          Indemnification and Advancement of Expenses. The Corporation shall indemnify and provide advancement to persons to the fullest extent permitted by Section 145 of the DGCL or any other applicable law that exists on the date hereof or as it may hereafter be amended.

ARTICLE VII

MATTERS RELATING TO STOCKHOLDERS

A.          No Action by Written Consent. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

B.          Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may be called by the Board of Directors, the Chairman of the Board of Directors, and such other persons as provided in the Bylaws.

C.          Election of Directors by Written Ballot. Election of directors need not be by written ballot.

D.          Business Combinations. The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE VIII

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

A.          Amendments to the Certificate of Incorporation. Notwithstanding any other provisions of this Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VI, Article VII or this Article VIII may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal, or adoption is approved by a majority vote of the holders of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class.

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IN WITNESS WHEREOF, Hunting Dog Capital Corp. has caused this Restated Certificate of Incorporation to be signed by its authorized corporate officer this 20th day of January, 2015.

Hunting Dog Capital Corp.,
a Delaware corporation

By:	/s/ Christopher Allick
Name:	Christopher Allick
Title:	CEO

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